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                                                            EXHIBIT NO. 99.10(a)


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 33-7637 of MFS Series Trust II of our reports each dated January 6, 2000 appearing in the annual reports to shareholders for the year ended November 30, 1999, of MFS Emerging Growth Fund, MFS Large Cap Growth Fund and MFS Intermediate Income Fund and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
March 23, 2000